Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information of Fidelity Rutland Square Trust II: Strategic Advisers Emerging Markets Fund, which is included in Post-Effective Amendment Nos. 11 and 14 to the Registration Statement on Form N-1A.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
September 22, 2010